EXHIBIT G-2


                          KeySpan Utility Services LLC


                                     Form of


                             SERVICE AGREEMENT (KUS)


                This Service Agreement ("Agreement") dated as of _________,___ by and between KeySpan Utility Services LLC ("KUS"), a New York limited liability company and _____________[list companies} (individually a "Client Company" and collectively, the "Client Companies"). KUS and the Client Companies may each be referred to herein as a "Party," and collectively referred to herein as the "Parties."


                                   WITNESSETH:
                                   -----------


                WHEREAS, KUS is a wholly owned subsidiary of KeySpan Corporation ("KeySpan") which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act");


                WHEREAS, the Securities and Exchange Commission (the "SEC") has approved and authorized KUS as a service company pursuant to Section 13(b) of the Act and the SEC regulations promulgated thereunder to provide services to KeySpan and its subsidiaries; and


                WHEREAS, KUS and the Client Companies desire for KUS to provide, and the Client Company to accept, the services provided for hereunder in accordance with the terms of this Agreement.


                NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------
                                    SERVICES
                                    --------

     1.1 Services Offered. Exhibit I to this Agreement describes the services that KUS offers to furnish to a Client Company (in accordance with the terms and conditions set forth herein) upon written request of such Client Company. In addition to the services described in Exhibit I hereto, KUS may also provide a Client Company with such special services, as may be requested by such Client Company in writing, which the Service Company concludes it is able to perform. In supplying services hereunder to a Client Company, KUS may arrange, where it deems appropriate, for the services of such experts, consultants, advisers and other persons with necessary qualifications as are required for, or pertinent to, the performance of such services.

     1.2 Services Selected.

          (a) Each Client Company shall make its initial selection of the services set forth in Section 1.1 above that it agrees to receive from KUS by providing KUS an executed service request in the form set forth in
     Exhibit II.

          (b) By December 1 of calendar year, KUS shall send an annual service proposal to each Client Company listing the services proposed for the next calendar year. By December 31, each Client Company shall notify KUS in writing of the services it elects to receive from KUS during the next calendar year.

          1.3 Modification of Services. A Client Company shall have the right from time to time to amend, alter or rescind any activity, project, program or work order provided that (i) such amendment or alteration which results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by KUS, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by KUS as a direct result of such amendment, alteration or rescission of the activity, project, program or work order, and (iii) no amendment, alteration or rescission of an activity, project, program or work order shall release a Client Company from liability for all costs already incurred by or contracted for by KUS pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed. Any request made by a Client Company pursuant to this Section 1.3 shall be in writing to KUS and shall take effect on the first day of the first calendar month which is at least thirty (30) days after the day that the Client Company sent the written notice to KUS.

          1.4 Service Receipt Limitations.

          (a) __________[INSERT UTILITY NAME] agrees that:

               (i) it will not incur a charge hereunder except in accordance with ________________ [INSERT APPLICABLE STATE] and the rules, regulations and orders of the _________________[INSERT NAME OF APPLICABLE STATE PUBLIC SERVICE COMMISSION] promulgated thereunder; and

               (ii) it will not seek to reflect in rates any cost incurred hereunder to the extent disallowed by the ___________ Public Service Commission.

               (b) Notwithstanding anything in this Agreement to the contrary, KUS and ________ agree that because of the agreements set forth in
          Section 1.4(a) above, ______________ will not accept services from KUS hereunder if the cost to be charged for such services differs from the amount of the charges ___________is permitted to incur under _______________ [INSERT APPLICABLE STATE] and the rules, regulations and orders of the _________________[INSERT NAME OF APPLICABLE STATE PUBLIC SERVICE COMMISSION] promulgated thereunder.

                                   ARTICLE 2
                                   ---------
                            COMPENSATION AND BILLING
                            ------------------------

               2.1 Compensation. As and to the extent required by law, KUS shall provide the services hereunder at cost. Exhibit I hereto sets forth the rules KUS shall use for determining and allocating costs to the Client Companies. KUS shall advise the Client Companies from time to time of any material change in the method of assignment or allocation of costs hereunder, and no such material change shall be made unless and until KUS shall have first given written notice to the SEC not less than sixty (60) days prior to the proposed effective date thereof.

               2.2 Invoices. By the 20th day of each month, KUS shall render a monthly bill to each Client Company which shall reflect the billing information necessary to identify the costs charged for the services KUS provided in the preceding month. A Client Company shall pay its invoice by check or through wire transfer to KUS (at the account designated by KUS) within 30 days after receiving the invoice. If an invoice is not paid by the 30th day after the invoice is received (the "Due Date"), the Client Company shall pay interest on any amount outstanding after the Due Date at the rate of two (2) percentage points over the then current prime interest rate as reported in the Wall Street Journal.

                                   ARTICLE 3
                                   ---------
                              TERM AND TERMINATION
                              --------------------

               3.1 Effective Date. This Agreement shall become effective on the date hereof, subject to receipt of all required federal or state regulatory approvals.

               3.2 Termination. This Agreement shall continue in full force and effect with respect to KUS and a Client Company until (a) terminated by the Client Company upon sixty (60) days advance written notice to KUS, or (b) terminated by KUS upon sixty (60) days advance written notice to a Client Company. This Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Agreement may conflict with the Act or with any rule, regulation or order of the SEC adopted before or after the date of this Service Agreement.

                                    ARTICLE 4
                                    ---------
                                  MISCELLANEOUS
                                  -------------

               4.1 Modification. Except as set forth in Article 2 and Sections 1.3, 3.2 and 4.4, no amendment or other modification of this Agreement shall be effective unless made in writing and executed by all of the Parties to this Agreement.

               4.2 Notices. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               To KUS:

                     [INSERT NAME AND ADDRESS]

               To Client Company: The name and address of the person designated in writing to KUS on the date the Client Company executes this Agreement.

                    4.3 Accounts.  All accounts and records of KUS shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof. Upon request, KUS shall permit a Client Company reasonable access to the accounts and records of KUS relating to the services performed for such Client Company hereunder.

                    4.4 Additional Client Companies. After the effective date of this Agreement, any new or existing direct or indirect subsidiary of KeySpan may become an additional Client Company under this Agreement by becoming a signatory to this Agreement.

                    4.5 Waiver.  Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                    4.6 No Third Party Beneficiaries.  Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

                    4.7 Governing Law. This  Agreement  shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                    4.8  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    4.9 Entire Agreement.  This Agreement including the exhibits referred to herein or therein, constitute the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. KUS and each Client Company may enter into non-binding service level agreements (as described more fully in KUS' policies and procedures manual), the purpose of which will be to set forth in general terms the shared service expectations between KCS and the Client Company as a managerial tool to facilitate matching the Client Companies needs to the capabilities of KUS. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

                    4.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

                    4.11 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between KUS and the Client Companies other than that of independent contractors.

                    4.12 Assignment. KUS shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of the Client Companies, such consent not to be unreasonably withheld. A Client Company shall not assign this Agreement, or any of its rights or obligations hereunder without the prior written consent of KUS. This Agreement shall inure to the benefit and shall be binding upon the Parties and their permitted successors and assigns.

                IN WITNESS WHEREOF, KUS and the Client Companies have caused this Service Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                                KEYSPAN UTILITY SERVICES LLC


                                                By:____________________________
                                                    Name:
                                                    Title:


                                                 [LIST CLIENT COMPANIES]


                                                 By:____________________________
                                                     Name:
                                                     Title:

                                    EXHIBIT I

             Description of Services, Cost Accumulation, Assignment
                      and Allocation Methodologies for KUS



A.  Description of Services Offered by KeySpan Utility Services

1.   Fuel Management

Manage Client Companies' purchase, sale, movement, transfer and accounting of gas quantities to ensure continued recovery of all prudently incurred energy purchase costs through local jurisdictional cost recovery mechanisms.

Provide services and systems dedicated to energy marketing, including marketing and trading of gas and energy price risk management. Develop marketing and sales programs in physical and financial markets for regulatory and specific contractual requirements. Activities include short-term planning, billing and reconciliations.

2.  Marketing and Sales

Plan, formulate and implement marketing and sales programs, as well as provide associated marketing services to assist Client Companies with improving customer satisfaction, load retention and shaping, growth of residential, commercial/industrial energy sales and deliveries, energy conservation and efficiency. Assist Client Companies in carrying out policies and programs for the development of plant locations and of industrial, commercial and wholesale markets. Develop and administer Marketing research and planning programs as well as advertising/telemarketing programs. Perform load research, econometric modeling, and sales and revenue forecasting for jurisdictional gas subsidiaries.

3.         Meter Operations

Purchase, repair and refurbish meters for Client Companies.

4.  Research and Development

Investigate and conduct research relating to production, utilization, testing, manufacture, transmission, storage and distribution of energy. Keep abreast of and evaluate for Client Companies all research developments and programs of significance affecting Client Companies and the energy industry. Advise and assist in the solution of technical problems arising out of Client Companies' operations.

5.         Gas and Electric Transmission and Distribution Planning

Provide gas and electric  transmission  and  distribution  planning  services as
related  to  system  and  safety   reliability,   expansion  and  load  handling
capabilities.


B.  Methods of Allocation

Cost of service will be determined in accordance with the Act and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by KUS, including a reasonable return on capital which will reflect a capitalization of KUS of no more than equity of ten percent (10%), and all associated taxes.

KUS will maintain an accounting system for accumulating all costs on a project, activity or other appropriate basis. The accounting system will use codes to assign charges to the applicable costs center, project, activity and account. Records will be kept by each cost center of KUS in order to accumulate all costs of doing business. Expenses of the department will include salaries and wages of employees, materials and supplies and all other expenses attributable to the department. Labor cost will be loaded for fringe benefits and payroll taxes. To the extent practicable, time records of hours worked by all service company employees, including all officers of such company (i.e., Chief Executive Officer, President and Vice Presidents), will be kept by project and activity. In supplying services, KUS may arrange where it deems appropriate, for the services of experts, consultants, advisors and other persons with necessary qualifications as are required to perform such services. KUS will establish annual budgets for controlling the expenses of each department.

Monthly KUS costs will be directly assigned to Client Companies where possible. Amounts that cannot be directly assigned will be allocated to Client Companies by means of equitable allocation formulae or clearing accounts. To the extent possible, such allocations shall be based on cost-causation relationships. All other allocations will be broad based. In some instances, KUS cost centers which perform work for other service company cost centers may use a surrogate allocation method that mimics the allocations of the receiver cost center. Each formula will have an appropriate basis such as meters, square footage, etc.

Each Client Company will take agreed upon services and such additional or general or special services, whether or not now contemplated, as are requested from time to time by such Client Company and which KUS concludes it is able to perform. No amendment, alteration or rescission of an activity or project shall release a Client Company from liability for all costs already incurred by, or contracted for, by KUS pursuant to the project or activity regardless of whether the services associated with such costs have been completed.

Allocation percentages will be calculated on historical data where appropriate and updated annually. Due to the unique nature of the management services agreement contract with the Long Island Power Authority (LIPA), the bases of the LIPA (such as revenues, assets, etc. managed on their behalf) will be included, with the applicable Client Company's data, in order to determine appropriate allocations.

The method of assignment or allocation of costs shall be reviewed annually or more frequently if appropriate. If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then KUS may adjust the basis to effect an equitable distribution.

The applications of Service Allocations are described more fully below.

       Service Department
            Or Function                                Basis of Allocation
            -----------                                -------------------


      Customer Services                                # of  phone calls
                                                       # of bills
                                                       # of meters
                                                       % of Accounts Receivable
                                                       # of customers
                                                       3-point formula (1,2)

      Fuel Management                                  sendout
                                                       3-point formula (1,2)

      Research and Development                         3-point formula (1,2)

      Meter Operations                                 #of meters

      Gas and Electric Transmission and
          Distribution Planning                        Property

Definition of Allocation Factors to be used by KUS
--------------------------------------------------

Assets - A ratio based on total assets at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

# of Meters - A ratio based on the number of meters at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Payroll - A ratio based on total wages, salaries, commissions and other forms of compensation paid during the year which are reportable, for federal income tax purposes, as taxable income to the employee, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Property - A ratio based on gross fixed assets, valued at original acquisition costs, and investments owned in other companies, including construction work in progress, at the end of the year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Revenue - A ratio based on the revenue for the previous calendar year, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

Sendout - A ratio based on the sendout for the previous calendar year, including gas used by the Client entity but excluding Transportation customer volumes delivered for another gas supplier, the numerator of which is for a specific client company and the denominator being all recipient client companies. This ratio will be calculated annually based on actual experience.

3-Point Formula (1,2) - This formula consists of three factors. It is designed to be an equitable and feasible tool to act as a surrogate when direct charging or cost causal relationships can not be established. It is a calculated ratio, which compares each of the formula factors for the Client Company to the total of the same factors for all recipient Client Companies. The factors for (1) would be an equal weighting of Revenue, Property and Payroll (I.E., the "Massachusetts" Formula). The factors for (2) would be an equal weighting of Revenue, Assets, and Expenses. These ratios will be calculated annually based on actual experience.

                                   EXHIBIT II
                         Form of Initial Service Request


                The undersigned requests from KeySpan Utility Services LLC all of the services selected below. The services requested hereunder shall commence on ______________ and be provided through _____________________.

Service                                             Yes                  No

Fuel Management                                     ___                 ___
Marketing and Sales                                 ___                 ___
Meter Operations                                    ___                 ___
Research and Development                            ___                 ___




                                                  [Client Company]




                                                  By ________________________
                                                     Name:
                                                     Title:


                                       12